Exhibit 19
LIVEPERSON, INC.
INSIDER TRADING AND DISCLOSURE POLICY
This Insider Trading and Disclosure Policy (this “Policy”) provides guidelines with respect to trading in the stock, convertible bonds and other securities of LivePerson, Inc. (the “Company”) and, where applicable, the disclosure of such transactions, and the handling of confidential information about the Company and the companies with which the Company does business. All references to the “Company” in the document include any subsidiaries of LivePerson, Inc. The Policy is to be delivered to all new employees and consultants upon the commencement of their relationships with the Company, and is to be periodically circulated to all personnel. The Company’s Board of Directors and its Audit Committee shall oversee the implementation and enforcement of the Policy. This Policy has been adopted to promote compliance with federal, state and foreign securities laws that prohibit certain persons who are aware of material nonpublic information about a company from: (i) trading in securities of that company; or (ii) providing material nonpublic information to other persons who may trade on the basis of that information.
Applicability
This Policy applies to all officers and employees of the Company, all members of the Company’s Board of Directors (“directors”), any major stockholder who resides in Israel and holds more that 5% of the Company’s share capital or voting rights or has the ability to appoint a director to the Board of Directors, and any consultants, advisors and contractors to the Company that the Company designates, as well as members of the immediate families of these persons (collectively, “Covered Persons”). The Policy also applies to any corporations and family trusts (or similar entities) controlled by or benefiting individuals subject to the Policy.
Transactions Subject to the Policy
This Policy applies to transactions in the Company’s securities (collectively referred to in this Policy as “Company Securities”) including the Company’s common stock, options to purchase common stock, and any other type of securities that the Company has issued or may issue, including (but not limited to) preferred stock, convertible bonds, debentures and warrants, as well as derivative securities that are not issued by the Company, such as exchange-traded put or call options or swaps relating to the Company Securities. For purposes of this Policy, the term “trading” also includes charitable donations and other gifts of Company Securities.
General Statement
Nonpublic information relating to the Company or its business is the property of the Company. The Company prohibits the unauthorized disclosure of any such nonpublic information acquired in the workplace or otherwise as a result of an individual’s employment or other relationship with the Company, as well as the misuse of any material nonpublic information about the Company or its business in securities trading.

Insider Trading Compliance Officer
The Company has appointed the General Counsel (or his/her designee) as the Company’s current Insider Trading Compliance Officer (the “Compliance Officer”). The Compliance Officer is authorized to designate one or more persons to assist in administering this policy. Please direct your questions as to any of the matters discussed in this Policy to the General Counsel, who can be reached by phone at (212) 609-4200. The Duties of the Compliance Officer are attached hereto as Annex 1.
General Policies
The following are the general rules of the Company’s Insider Trading Policy that apply to all Covered Persons. It is very important that you understand and follow these rules. If you violate them, you may be subject to disciplinary action by the Company (including termination of your employment for cause). You could also be in violation of applicable securities laws (and subject to civil and criminal penalties, including fines and imprisonment). See “Potential Criminal and Civil Liability and/or Disciplinary Action” on page 6. Note that it is your individual responsibility to make sure that you comply with this Policy, and that any members of your immediate family or entity whose transactions are subject to this Policy, as discussed below, also complies with this Policy. This Policy is intended to assist you in complying with these laws, but, in all cases, you are responsible for determining whether you are in possession of material nonpublic information. You must always exercise appropriate judgment in connection with any trade in Company Securities. Any action on the part of the Company, the Compliance Officer or any other employee or director pursuant to this Policy (or otherwise) does not in any way constitute legal advice or insulate you, as an individual, from liability under applicable securities laws.
The terms “black-out period,” “immediate family,” “material information,” “nonpublic information” and “trading window” are defined below. See “Definitions Used in This Policy” on page 9.
Officers, directors and other personnel designated by the Company from time to time are subject to certain additional policies and restrictions. See “Additional Policies and Restrictions Applicable to Officers, Directors and Others Specified by the Company” on page 7.
1.Don’t trade during black-out periods. The Company prohibits all Covered Persons from trading during black-out periods (whether regularly scheduled black-out periods, or special black-out periods implemented from time to time). It is your responsibility to know when the Company’s regularly-scheduled quarterly black-out periods begin (you will be notified when they end). If you are informed that the Company has implemented a special black-out period, you may not disclose the fact that trading has been suspended to anyone, including other employees who may not be subject to the same special black-out period, family members (other than those subject to this Policy who would be prohibited from trading because you are), friends or brokers. You should treat the imposition of a special black-out period as material nonpublic information.
Remember to cancel any “limit” orders or other pending trading orders you have in place during a black-out period (unless the orders were made pursuant to an approved 10b5-1 trading plan (as defined below)).
2.Don’t trade while in possession of material nonpublic information. From time to time you may come into possession of material nonpublic information as a result of your relationship with the Company. You may not buy, sell or trade in any Company Securities at any time while you possess material nonpublic information concerning the Company (whether during a “black-out period” or at any other time). You must wait to trade until newly released material information has been public for at least two full trading days (a trading day is a day on which the relevant stock market is open).
3.Pre-clear trades involving Company Securities. If you are unsure about whether information you possess would qualify as material nonpublic information and whether you therefore should refrain from trading in the Company’s stock, you should pre-clear any transactions involving Company Securities that you intend to engage in with the Compliance Officer.
4.Don’t give nonpublic information to others. Don’t give nonpublic information concerning the Company (commonly referred to as “tipping”) to any other person, including family members and others within the Company whose jobs do not require the information, and don’t make recommendations or express opinions about trading in the Company’s stock under any circumstances.
5.Don’t discuss Company information with the press, analysts or other persons outside of the Company. Announcements of Company information are regulated by Company policy (separate from this Policy) and may only be made by persons specifically authorized by the Company to make such announcements. Laws and regulations govern the nature and timing of such announcements to outsiders or the public and unauthorized disclosure could result in substantial liability for you, the Company and its management. If you receive inquiries by any third party about Company information, you should notify the Compliance Officer immediately.
6.Don’t participate in online message boards, forums or social media posts in which the Company is discussed. You may not participate in online dialogues (or similar activities) involving the Company, its business or its stock, including on X, Facebook, Instagram, Reddit, Discord or any other website or application. Any written or verbal statement that would be prohibited under the law or under this Policy is equally prohibited if made on the Internet or via social media.
7.Don’t use nonpublic information to trade in other companies’ stock. Don’t trade in the stock of the Company’s customers, vendors, suppliers or other business partners when you have nonpublic information concerning the Company or these business partners that you obtained in the course of your relationship with the Company.
8.Don’t share nonpublic information about competitors. Don’t provide nonpublic information about competitor companies or companies with which the Company does business to the press, analysts or other persons outside the Company. If in the course of working for the Company you learn of nonpublic information about the Company’s business partners or competitors, it cannot be shared with any other person, including family members and others within the Company whose jobs do not require the information. You also should not make recommendations or express opinions about trading in the stock or securities of those companies.
9.Don’t engage in speculative transactions involving the Company’s stock. Don’t engage in any transactions that suggest you are speculating in the Company’s stock (that is, that you are trying to profit in short-term movements, either increases or decreases, in the stock price). You may not engage in any short sale, “sale against the box” or any equivalent transaction involving the Company’s stock (or the stock of any of the Company’s business partners in any of the situations described above). A short sale involves selling shares that you do not own at a specified price with the expectation that the price will go down so you can buy the shares at a lower price before you have to deliver them.
Note that many hedging transactions, such as “cashless” collars, forward sales, equity swaps and other similar or related arrangements may indirectly involve a short sale. The Company prohibits you from engaging in such transactions. In addition, if you are trading in Company Securities pursuant to a “blind trust” or a 10b5-1 trading plan (see “Exceptions for 10b5-1 Trading Plans” below), there may be additional restrictions on your ability to engage in a hedging transaction.
In addition, the Company prohibits you from margining or entering into new pledges of your Company Securities to secure a loan to you or from purchasing Company Securities “on margin” (that is, borrowing funds to purchase stock, including in connection with exercising any Company stock options).
10.Make sure your family members and persons controlling family trusts (and similar entities) do not violate this Policy. For purposes of this Policy, any transactions involving Company Securities in which members of your immediate family engage, or by family trusts, partnerships, foundations and similar entities over which you or members of your immediate family have control, or whose assets are held for the benefit of you or your immediate family, are the same as transactions by you. You are responsible for making sure that such persons and entities do not engage in any transaction that would violate this Policy if you engaged in the transaction directly.
(Certain family trusts and other entities of this type having an independent, professional trustee who makes investment decisions on behalf of the entity, and with whom you do not share Company information, may be eligible for an exemption from this rule. Please contact the Compliance Officer if you have questions regarding this exemption. You should assume that this exemption is not available unless you have first obtained the approval of the Compliance Officer.)

11.All employees and all directors of LivePerson, and especially those residing in Israel, are strongly discouraged from purchasing securities of the Company within three months of the date they sold securities of the Company (or from selling securities of the Company within three months of the date they purchased securities of the Company). Under certain provisions of Israeli law such transactions could serve as prima facie evidence of insider trading and in the case of an investigation of the transaction, the relevant insider could be faced with the burden to prove that he or she was not using nonpublic material information.
Exceptions to the General Policies
The following exceptions to the general insider trading policies apply:
A.Exceptions for Purchases Under Employee Stock Option Plans
The exercise (without a sale) of stock options under the Company’s stock option plans are exempt from this Policy, since the other party to the transaction is the Company itself and the price does not vary with the market but is fixed by the terms of the option agreement or the plan.
But, any subsequent sale of shares acquired under a Company stock plan is subject to this Policy.
B.Exception for a 401(k) Plan
In the event the Company permits the allocation of 401(k) contributions to a Company stock fund, this Policy does not apply to the purchase of Company Securities in the Company’s 401(k) planning resulting from your periodic contribution of money to the plan pursuant to your payroll deduction election. This Policy does apply, however, to certain elections you make under the 401(k) plan, including: (i) an election to increase or decrease the percentage of your periodic contributions that will be allocated to the Company stock fund; (ii) an election to make an intra-plan transfer from an existing account balance into or out of the Company stock fund; (iii) an election to borrow money against your 401(k) plan account if the loan will result in a liquidation of some or all of your Company stock fund balance; and (iv) an election to pre-pay a plan loan if the pre-payment will result in allocation of loan proceeds to the Company stock fund.
C.Exceptions for Restricted Stock Awards
This Policy does not apply to the vesting of restricted stock, or exercise of a tax withholding right in which you elect to have the Company withhold shares of stock to satisfy tax withholding requirements upon the vesting of any restricted stock. The Policy does apply, however, to any market sale of restricted stock.
D.Exceptions for Stock Purchase Plans
This Policy does not apply to purchase of Company Securities in the employee stock purchase plan resulting from your periodic or lump sum contribution of money to the plan pursuant to the election you made at the time of your enrollment in the plan. This Policy does apply, however, to your initial election to participate in the plan, changes to your election to participate in the plan for any enrollment period, and to your sales of Company Securities purchased pursuant to the plan.

E.Exceptions for 10b5-1 Trading Plans
(i)General. Rule 10b5-1(c) of the Securities Exchange Act of 1934 (the “Exchange Act”) provides an affirmative defense against insider trading liability under federal securities laws for certain transactions done pursuant to “blind trusts” (generally, trusts or other arrangements in which investment control has been completely delegated to a third party, such as an institutional or professional trustee) or pursuant to a written plan, or a binding contract or instruction, adopted in good faith at a time when the insider was not aware of material nonpublic information, even though the transaction in question may occur at a time when the person is aware of material nonpublic information (a “10b5-1 trading plan”); provided the insider honored the plan, acted in good faith for the duration of the plan and did not enter into or alter a corresponding or hedging trade or position during the pendency of any 10b5-1 trading plan. Trades effected pursuant to a pre-cleared 10b5-1 trading plan will not require further pre-clearance at the time of the trade if the plan specifies the dates, prices and amounts of the contemplated trades, or establishes a formula for determining the dates, prices and amounts.
(ii)Section 16 Persons. Each Company director or officer (as defined in Rule 16a-1 under the Exchange Act) (each, a “Section 16 Person”) should be aware that the Company will disclose such person’s adoption, modification or termination of a 10b5-1 trading plan, and the material terms thereof, as required by rules adopted by the SEC.
If you are a Section 16 Person, 10b5-1 trading plans require special care. Because in a 10b5-1 trading plan you can specify conditions that trigger a purchase or sale, you may not even be aware that a trade has taken place and you may not be able to comply with the SEC’s requirement that you report your trade to the SEC within two business days after its execution. Therefore, for Section 16 Persons, a trade executed according to a 10b5-1 trading plan is not permitted unless the 10b5-1 trading plan requires your broker to notify the Company before the close of business on the day of the execution of the trade. Furthermore, each Section 16 Person should be aware that SEC rules require that each report of a trade executed according to a 10b5-1 trading plan must be identified as such therein and specify the date of adoption of such plan.
(iii)The Cooling-Off Period. For Covered Persons (other than Permanent Restricted Insiders), the applicable cooling-off period is 30 days. For Permanent Restricted Insiders, the applicable cooling-off period is the longer of (x) 90 days and (y) until two business days following the filing of the Form 10-Q or Form 10-K, as applicable, for the quarter in which such plan was adopted or modified (except that in no case shall such cooling-off period exceed 120 days).
(iv)Approval and Terms. If you wish to enter into a 10b5-1 trading plan, you must notify the Compliance Officer. You may not adopt or modify a 10b5-1 trading plan during a black-out, or at any time when in possession of material nonpublic information. The Compliance Officer will review proposed 10b5-1 trading plans to determine whether they will or may result in transactions taking place during periods in which you may be in possession of material nonpublic information. The Company reserves the right to bar any transactions in Company Securities, even those pursuant to arrangements previously approved, if the Company determines that such a bar is in the best interests of the Company. No 10b5-1 trading plan will be pre-cleared unless it satisfies the conditions of Rule 10b5-1 applicable at the time of the requested adoption or modification of the trading plan, including, as of the most recent modification of this Policy, that:

●any trading plan adopted by a Section 16 Person must include a written representation certifying that the person adopting the plan, on the date of adoption, (i) is not aware of material nonpublic information about the security or the issuer and (ii) is adopting or modifying the plan in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b-5 under the Exchange Act;
●the Covered Person who adopted the 10b5-1 trading plan has no (and does not subsequently enter into any) other 10b5-1 trading plan in effect for purchases or sales of any class of our securities on the open market during the same period,1 other than a 10b5-1 trading plan authorizing only sell-to-cover transactions necessary to satisfy tax withholding obligations arising exclusively from the vesting of a compensatory award, where the Covered Person does not otherwise exercise control over the timing of such sales (a “sell-to-cover 10b5-1 trading plan”); and
●if the proposed 10b5-1 trading plan (other than a sell-to-cover 10b5-1 trading plan) is designed to effect the open-market purchase or sale of the total amount of Company securities covered thereby as a single transaction (a “one-time 10b5-1 trading plan”), the Covered Person shall not have during the prior 12-month period adopted another one-time 10b5-1 trading plan.
(v)Modifications and Terminations. For Covered Persons, any modification of a pre-approved 10b5-1 trading plan requires pre-clearance by the Compliance Officer. You are encouraged to provide your proposed 10b5-1 trading plan to the Compliance Officer as early as possible, as such plans may be complex. In addition, any modification of a pre-approved 10b5-1 trading plan must occur when you are not aware of any material nonpublic information and must comply with the requirements of the rules regarding 10b5-1 trading plans. In particular, any modification or change to the amount, price or timing of the purchase or sale of the Company securities underlying the plan will be considered the termination of the 10b5-1 trading plan and adoption of a new 10b5-1 trading plan for purposes of the cooling-off period specified above. Further, any termination of a 10b5-1 trading plan shall be reported to the Compliance Officer.
1 A single additional 10b5-1 trading plan may be adopted when another 10b5-1 trading plan is already in place, but only if such later plan provides both that (i) no trading would take place until the earlier-adopted plan was completed or expired without having been executed and (ii) any early termination of the earlier-adopted plan would delay trading under the later-adopted plan so as not to commence until the completion of the applicable cooling-off period, as if the termination of the earlier-adopted plan had been the adoption of the later-adopted plan.

Unless such requirement is waived or modified by the Compliance Officer in her sole discretion, if you terminate a 10b5-1 trading plan (including a modification considered a termination, as described above), you may not trade the Company’s securities before the end of a period of time equal to the cooling-off period that would be applicable (as described in Section E(iii) of this Policy) if your termination were the entry into a new 10b5-1 trading plan. Further, unless permitted by the Compliance Officer, you may not terminate a 10b5-1 trading plan during a black-out applicable to you.

F.Exceptions for Emergency, Hardship or Other Special Circumstances
In order to respond to emergency, hardship or other special circumstances, exceptions to the prohibition against trading during black-out periods will require the approval of the Compliance Officer.
Application of Policy After Employment Terminates
If your employment terminates at a time when you have or think you may have material nonpublic information about the Company or its business partners, the prohibition on trading on such information continues until such information is absorbed by the market following public announcement of it by the Company or another authorized party, or until such time as the information is no longer material. If your employment terminates during a black-out period, and you are not in possession of any material nonpublic information, then you will continue to be subject to the Policy, and specifically to the ongoing prohibition against trading, until the earlier of thirty (30) days from your date of termination or the black-out period ends. If you have questions as to whether you possess material nonpublic information after you have left the employ of the Company, you should direct questions to the Compliance Officer.
Potential Criminal and Civil Liability and/or Disciplinary Action
The penalties for “insider trading” include civil fines of up to three times the profit gained or loss avoided, and criminal fines of up to $5,000,000 and up to twenty years in prison for each violation. You can also be liable for improper transactions by any person to whom you have disclosed nonpublic information or made recommendations on the basis of such information as to trading in the Company’s securities (sometimes referred to as “tippee liability”). The SEC has imposed large penalties even when the disclosing person did not profit from the trading. The SEC, the stock exchanges and the Financial Industry Regulatory Authority (FINRA) use sophisticated electronic surveillance techniques to uncover insider trading. In addition, according to the Israeli Securities Law, 5728-1968, an insider may be subject to penalties of approximately NIS 1,000,000 or to imprisonment for a term of up to five years. Employees of the Company who violate this Policy shall also be subject to disciplinary action by the Company, which may include ineligibility for future participation in the Company’s equity incentive plans or termination of employment for cause.

Definitions Used in This Policy
12.Black-Out Period. During the end of each fiscal quarter and until public disclosure of the financial results for that quarter, persons subject to this Policy may possess material nonpublic information about the expected financial results for the quarter. Even if you don’t actually possess any such information, any trades by you during that period may give the appearance that you are trading on inside information. Accordingly, the Company has designated a regularly-scheduled quarterly “black-out period” on trading beginning with the close of business on the 15th day of the last month of each fiscal quarter (or the close of business on the last day on which The Nasdaq Global Select Market is open prior to such 15th day, in the event that the Nasdaq Global Select Market is not open on such 15th day) and ending at the close of the second full trading day (day on which the relevant stock market is open) after public disclosure of the quarter’s financial results.
In addition to the regularly-scheduled black-out periods, the Company may from time to time designate other periods of time as a special black-out period (for example, if there is some development with the Company’s business that merits a suspension of trading by Company personnel). The Company may not widely announce the commencement of a special black-out period, as that information can itself be sensitive information. For this reason, it is extremely important that you adhere to the pre-clearance procedures outlined in this Policy to ensure that you do not trade during any special black-out period.
13.Immediate Family. The following persons are considered members of your “immediate family”: your spouse, parents, grandparents, children, grandchildren and siblings, including any such relationship that arises through marriage or by adoption. It also includes members of your household, whether or not they are related to you.
14.Material Information. It is not possible to define all categories of “material” information, but information should be regarded as material if it is likely that it would be considered important to an investor in making an investment decision regarding purchase or sale of the Company’s Securities.
While it may be difficult to determine whether particular information is material or not, there are some categories of information that are particularly sensitive and that should almost always be considered material. Examples include: financial results and projections (especially to the extent the Company’s own expectations regarding its future financial results differ from analysts’ expectations), news of a merger or acquisition, gain or loss of a major customer or supplier, major product announcements, changes in senior management, a change in the Company’s accountants or accounting policies, or any major problems or successes of the business. Either positive or negative information may be material. If you have any questions regarding whether information you possess is material or not, you should contact the Compliance Officer.
15.Nonpublic Information. Information about the Company is considered to be “nonpublic” if it is known within the Company but not yet disclosed to the general public. The Company generally discloses information to the public via a press release, a Form 8-K or in the regular quarterly and annual reports that the Company is required to file with the SEC.

Information is considered “public” only after it has been publicly available, through press release or otherwise, for at least two full trading days (a trading day is a day on which the relevant stock market is open). If you have any questions regarding whether any information you possess is nonpublic or has been publicly disclosed, you should contact the Compliance Officer.
16.Permanent Restricted Insiders. “Permanent Restricted Insiders” are Section 16 Persons, immediate family members of Section 16 Persons and trusts, corporations and other entities over which Section 16 Persons and their immediate family members exercise control or substantial influence concerning investment decisions (or otherwise attributed to Section 16 Persons for purposes of the requirements of Section 16 of the Exchange Act))
17.Trading Window. The period outside a black-out period is referred to as the “trading window.” Trading windows that occur between the regularly-scheduled quarterly black-out periods can be “closed” by the imposition of a special black-out period if there are developments meriting a suspension of trading by Company personnel.
Questions?
Please direct questions you have regarding this Policy and any transactions in Company Securities to the Compliance Officer.
Additional Policies and Restrictions Applicable to Officers,
Directors and Others Specified by the Company
The following additional policies and restrictions (the “Additional Policies”) apply to executive officers, directors and certain other officers, employees and consultants of the Company, as well as the immediate family members and controlled entities of such persons, as designated from time to time by the Compliance Officer. If you violate these rules, you may be subject to disciplinary action by the Company (including termination of your employment for cause). In addition, you could be in violation of applicable securities laws (and subject to civil and criminal penalties, including fines and imprisonment). Note that it is your individual responsibility to comply with the laws against insider trading. This Policy is intended to assist you in complying with these laws, but you must always exercise appropriate judgment in connection with any trade in the Company’s stock. Any action on the part of the Company, the Compliance Officer or any other employee or director pursuant to this Policy (or otherwise) does not in any way constitute legal advice or insulate an individual from liability under applicable securities laws.
Persons subject to these Additional Policies are also subject to the general policies described in the preceding section (with the more restrictive policy applying in any case where there is a conflict).
The terms “black-out period,” “immediate family,” “material information,” “nonpublic information” and “trading window” are defined above.
18.You must pre-clear all trades involving the Company’s stock. All executive officers, members of the Board of Directors, and certain other officers, employees and consultants designated by the Company, as well as the immediate family members and controlled entities of such persons, must refrain from trading in the Company’s stock, even during an open trading window, unless they first comply with the Company’s pre-clearance procedures. To pre-clear a transaction, you must get the approval of the Compliance Officer before you enter into the transaction. In pre-clearing a trade, and in addition to reviewing the substance of the proposed trade, the Compliance Officer may consider whether it will be possible for both the individual and the Company to comply with any applicable public reporting requirements. You should contact the Compliance Officer at least 3 days before you intend to engage in any transaction to allow enough time for pre-clearance procedures.
You are required to pre-clear all transactions involving Company Securities if you have been informed that you have been designated by the Board of Directors or the Compliance Officer as requiring preclearance procedures of this Insider Trading Policy or are a Section 16 Person. If you are added to the list of persons subject to the Company’s mandatory pre-clearance policy (the “Insider Trading Section 16 List”), you will be notified by the Compliance Officer. If you have any questions about whether you are on such a list, please contact the Compliance Officer, and the Compliance Officer will inform you as to whether you are on the Insider Trading Section 16 List.
19.You must pre-clear any margin transactions involving Company Securities. If you are listed on the Insider Trading Section 16 List, you may not enter into any margin transaction involving Company Securities unless you have first pre-cleared it with the Compliance Officer. The Compliance Officer will review proposed margin transactions in light of guidelines (including public reporting guidelines) that he or she from time to time establishes with input from the Board of Directors, if appropriate.
20.Don’t engage in hedging or derivative transactions involving Company Securities. If you are listed on the Insider Trading Section 16 List, you may not engage in hedging or derivative transactions, such as “cashless” collars, forward contracts, equity swaps or other similar or related transactions.
21.Observe the Section 16 liability rules applicable to executive officers, Board members and 10% stockholders. Section 16 Persons and 10% stockholders must also conduct their transactions in Company Securities in a manner designed to comply with the “short-swing” trading rules of Section 16(b) of the Securities Exchange Act of 1934. The Board of Directors determines, from time to time, those persons who are “executive officers” and who are thus, along with the members of the Board of Directors and the Company’s 10% stockholders, subject to Section 16 (collectively, the “Section 16 Reporting Persons”). The Board of Directors will from time to time as appropriate amend such determination to reflect the election of new officers or directors, any change in function of current officers, and the resignation or departure of current officers or directors.
The practical effect of these provisions is that Section 16 Reporting Persons who purchase and sell, or sell and purchase, Company Securities within a six-month period must disgorge all profits or avoided losses to the Company whether or not they had any nonpublic information at the time of the transactions.

22.Comply with public securities law reporting requirements. Federal securities laws require that officers, directors, large stockholders and affiliates of the Company publicly report transactions in Company Securities (on Forms 3, 4 and 5 under Section 16, Form 144 with respect to restricted and control securities, and, in certain cases, Schedules 13D and 13G). The Company takes these reporting requirements very seriously and requires that all persons subject to public reporting of Company Securities transactions adhere to the rules applicable to these forms.
23.Comply with trading restrictions imposed in connection with pension plan black-out periods. Federal securities laws prohibit Section 16 Persons from trading in Company Securities during a “pension plan black-out period.” The Company is required to provide you with advance notice of a pension plan black-out period. If you receive such a notice, you must refrain from engaging in most transactions involving Company Securities (including exercising stock options, notwithstanding the provisions contained in “Exceptions for Purchases Under Employee Stock Option Plans” above) until the pension plan black-out period has terminated. If you engage in a prohibited transaction during a pension plan black-out period, you will be required to turn over profits on the transaction (which may include amounts in excess of actual economic profits you realize on the transaction) to the Company.
In addition, where the Company is required to report transactions by individuals, the Company expects full and timely cooperation by the individual.

Last Updated November 2024
[Remainder of page blank. Annex 1 then Policy Acknowledgement follows.]

ANNEX 1
Duties of Compliance Officer.
The duties of the Compliance Officer include, but are not be limited to, the following:
A.Pre-clearing all transactions involving the Company’s stock by the persons listed on the Insider Trading Section 16 List, in order to determine compliance with the Policy, insider trading laws, Section 16 of the Exchange Act, Rule 144 promulgated under the Securities Act of 1933 and other applicable securities laws, as adopted and amended from time to time.
B.Assisting in the preparation and filing of Section 16 reports (Forms 3, 4 and 5) for all Section 16 Reporting Persons, and other applicable reports (whether filed by the Company or the individual), including providing memoranda and other appropriate materials to its officers and directors regarding compliance with Section 16, its related rules and other applicable disclosure rules.
C.Serving as the designated recipient at the Company of copies of reports filed with the SEC by Section 16 Reporting Persons under Section 16 of the Exchange Act and other reports required by applicable disclosure rules.
D.Mailing periodic reminders to all Section 16 Reporting Persons and other individuals subject to disclosure rules regarding their obligations to report or to assist the Company in complying with its reporting obligations.
E.Establishing procedures designed to ensure that the Company will be in a position to comply with any securities law disclosure rules, either currently in force or that may be adopted in the future, that apply to the Company and relate to insider transactions involving Company Securities. The procedures may include requiring an insider to notify the Compliance Officer sufficiently in advance of engaging in a transaction both to allow pre-clearance of the transaction for purposes of the Policy and to prepare any reports the Company is required to file, and requiring an insider to make available to the Company all information necessary for the Company to comply with applicable disclosure rules.
F.Performing periodic cross-checks of available materials, which may include Forms 3, 4 and 5, Form 144, officers and directors’ questionnaires and reports received from the Company’s stock administrator and transfer agent, to determine trading activity by officers, directors and others who have, or may have, access to material nonpublic information.
G.Periodically circulating the Policy (or a summary of the Policy) to all employees and consultants of the Company and providing the Policy and other appropriate materials to new employees and consultants, and otherwise ensuring that appropriate education of affected individuals is accomplished.
H.Providing periodic reports on ongoing compliance matters, including any disciplinary actions, regarding the Policy to the Audit Committee, or the full Board of Directors
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if requested, on a quarterly basis and otherwise assisting the Company’s Audit Committee and Board of Directors in implementation of the Policy.
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INSIDER TRADING POLICY
ACKNOWLEDGMENT
I acknowledge and certify that:
1.I have read, understand and agree to comply with the LivePerson, Inc. Insider Trading and Disclosure Policy (the “Policy”). I understand that the Compliance Officer is available to answer any questions that I have regarding the Policy. I agree that I may be subject to sanctions imposed by the Company, in its discretion, for violation of the Policy, and that the Company may give stop-transfer and other instructions to the Company’s transfer agent against the transfer of Company Securities as necessary to ensure compliance with the Policy. I acknowledge that one of the sanctions to which I may be subject as a result of violating the Company’s policy is termination of my employment including termination for cause.
2.I will continue to comply with the Policy for as long as I am subject to the Policy.

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